Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Paul Taaffe
(704) 227-3623
ptaaffe@fairpoint.com

Media Contact:
Angelynne Beaudry
(207) 535-4129
aamores@fairpoint.com

FAIRPOINT COMMUNICATIONS REPORTS
2016 FIRST QUARTER RESULTS

•	Unlevered Free Cash Flow[1] of $34.7 million for the quarter

•	Improving subscriber trends supported revenue of $206.8 million for the quarter

•	Adjusted EBITDA[1] of $62.0 million for the quarter

•	Capital expenditures of $25.9 million for the quarter

•	Net income of $18.6 million for the quarter

Charlotte, N.C. (May 4, 2016) - FairPoint Communications, Inc. (Nasdaq: FRP) (“FairPoint” or the “Company”), a leading communications provider, today announced its financial results for the first quarter ended March 31, 2016. As previously announced, the Company will hold a conference call and simultaneous webcast to discuss its results today at 8:30 a.m. (EDT).

“We delivered another solid quarter that was generally in line with our expectations,” said Paul H. Sunu, Chief Executive Officer. “I am particularly pleased with improving trends in subscriber counts in the quarter, including slight growth in broadband subscribers, which reflect coordinated efforts to provide excellent customer service across all facets of our business. I believe our results show we are gaining traction with many of our initiatives to advance our revenue transformation and establish a more stable revenue trajectory.”

Operating Highlights

The Company experienced growth in broadband subscribers and lower churn in residential voice subscribers relative to the fourth quarter of 2015. A renewed focus on highlighting network investments to improve available broadband speeds as well as the Company's strong focus on providing excellent customer service is expected to yield further improvement in these metrics over time.

Strategic investments in the network continued during the quarter, including network construction related to meeting CAF Phase II commitments. These strategic investments also further harden the network and improve overall service to customers.

The Company continues to drive growth in advanced services including hosted services revenue. While still a relatively small part of total revenue, these growth-related revenues provide state of the art services to a growing customer base.

In the first quarter of 2016, Ethernet services contributed $23.6 million of revenue or 11.4% of total revenue as compared to $22.9 million or 10.7% of total revenue in the first quarter of 2015, as Ethernet circuits grew 13.2% year-over-year. Growth in the Company's Ethernet products is expected to continue based on demand from customers such as regional banks, healthcare networks and wireless carriers.

The Company is focused on driving growth revenue2 as a critical component of its continued revenue transformation. In the first quarter of 2016, growth revenue was 29.7% of total revenue.

As of March 31, 2016, FairPoint had 2,704 employees, a decrease of 290 employees versus a year ago.

Financial Highlights

First Quarter 2016 as compared to Fourth Quarter 2015

Revenue decreased $3.0 million during the first quarter of 2016 to $206.8 million.

The following strategic revenue categorization2 is presented to provide visibility into revenue trends for the Company as a result of product and service evolution within our industry as well as the Company's efforts to continue to transform revenue to more sustainable growth products. We intend to present this strategic revenue categorization each quarter.

•
Growth revenue decreased by $1.0 million, or 1.6%, primarily due to the renewal of certain expiring long-term Ethernet contracts partially offset by Ethernet circuit growth as well as increases in broadband and hosted and advanced services revenue.

•	Convertible revenue[2] decreased by $0.3 million as businesses shifted from traditional voice products to VoIP and hosted products.

•	Legacy revenue[2] was down $0.3 million resulting from the decline in legacy switched access.

•	Regulatory funding revenue[2] was relatively flat.

•	Miscellaneous revenue[2] decreased $1.3 million primarily due to lower customer late payment fees.

The following traditional categorization of revenue is presented to provide reporting continuity.

•	Voice services revenue decreased $1.5 million primarily due to fewer lines in service.

•	Access revenue was relatively flat.

•
Data and Internet services revenue decreased $0.3 million due to the renewal of certain expiring long-term retail Ethernet service contracts partially offset by increased broadband revenue from modest subscriber growth.

•	Regulatory funding revenue was relatively flat.

•	Other services revenue decreased $1.0 million primarily due to lower customer late payment fees.

Operating expenses, excluding depreciation and amortization, increased $11.2 million to $102.1 million in the first quarter of 2016 compared to $90.9 million in the fourth quarter of 2015 primarily resulting from higher compensated absences expense as well as higher severance expense, partially offset by lower bad debt expense. The expense for compensated absences for certain employees is accrued in the first quarter and released as paid time off is incurred.

Adjusted Operating Expenses1 were $144.9 million in the first quarter of 2016 compared to $145.9 million in the fourth quarter of 2015. The decrease was primarily due to lower bad debt expense arising from nonrecurring write-off recoveries in the first quarter of 2016 as well as lower operating taxes partially offset by higher building expenses and payroll taxes.

Adjusted EBITDA decreased $1.9 million to $62.0 million in the first quarter of 2016 compared to $63.9 million in the fourth quarter of 2015. The decrease was driven by lower revenue which was somewhat offset by favorable operating expenses.

Capital expenditures were $25.9 million in the first quarter of 2016 compared to $33.2 million in the fourth quarter of 2015. The decrease was primarily due to the timing of planned capital projects as well as higher motor vehicle and CAF Phase II spending in the fourth quarter of 2015.

Unlevered Free Cash Flow was $34.7 million in the first quarter of 2016 compared to $23.3 million in the fourth quarter of 2015. Unlevered Free Cash Flow was higher in the first quarter of 2016 primarily due to lower capital spending and lower cash contributions towards our pension plans and OPEB payments, partially offset by lower Adjusted EBITDA.

Net income was $18.6 million in the first quarter of 2016 compared to $42.3 million in the fourth quarter of 2015. The change was primarily due to income tax expense, higher operating expenses and lower revenue.

Cash was $23.1 million as of March 31, 2016 compared to $26.6 million as of December 31, 2015. The decrease is primarily due to the scheduled semi-annual interest payment towards the Company's senior notes and payment of employee bonuses in the first quarter. Total gross debt outstanding was $920.8 million as of March 31, 2016, after the regularly scheduled principal payment of $1.6 million on the term loan made during the first quarter of 2016, as compared to $922.4 million as of December 31, 2015. The Company's $75.0 million revolving credit facility was undrawn, with $61.1 million available for borrowing after applying $13.9 million of outstanding letters of credit.

First Quarter 2016 as compared to First Quarter 2015

Revenue was $206.8 million in the first quarter of 2016 compared to $214.0 million a year earlier.

Strategic revenue categorization:

•	Growth revenue increased by $2.4 million as we experienced growth in broadband revenue and Ethernet revenue, as well as hosted and advanced services revenue, compared to the prior year.

•	Convertible revenue decreased by $6.7 million as customers continued to migrate from non-Ethernet circuits and businesses shifted from traditional voice products to VoIP and hosted products.

•	Legacy revenue decreased by $5.6 million resulting from a decline in voice access lines and legacy switched access revenue versus a year ago.

•	Regulatory funding revenue grew by $1.7 million primarily due to CAF Phase II transitional revenue in 2016.

•	Miscellaneous revenue increased $1.0 million due to higher service quality credits in the first quarter of 2015 during the strike.

The following traditional categorization of revenue is presented to provide reporting continuity.

•	Voice services revenue declined $7.4 million resulting from the loss of voice access lines versus a year ago combined with lower long distance usage.

•
Access revenue declined $2.6 million due to the continued loss and conversion of legacy transport circuits to Ethernet services. That impact was partially offset by an increase in wholesale Ethernet revenue, as a higher number of circuits more than offset the impact of the renewal of certain expiring long-term Ethernet contracts and lower service quality credits.

•	Data and Internet services revenue increased $1.3 million as speed upgrades and price increases on broadband products more than fully offset subscriber declines.

•	Regulatory funding revenue grew $1.7 million primarily due to CAF Phase II transitional revenue in 2016.

•	Other services revenue decreased $0.2 million.

Operating expenses, excluding depreciation and amortization, decreased $81.2 million to $102.1 million in the first quarter of 2016 compared to $183.3 million in the first quarter of 2015 primarily due to $49.5 million in lower labor negotiation related expenses, lower OPEB expense and lower bad debt expense partially offset by higher employee expenses in the first quarter of 2016 due to the strike in the first quarter of 2015. However, OPEB and labor negotiation related expenses are excluded from the Company's definition of Adjusted Operating Expenses and Adjusted EBITDA.

Adjusted Operating Expenses were $144.9 million in the first quarter of 2016 compared to Adjusted Operating Expenses plus Estimated Avoided Costs1 of $152.3 million a year earlier. The decrease was primarily the result of lower employee costs and lower bad debt expense driven by nonrecurring write-off recoveries. Lower employee costs primarily resulted from lower salary and benefit costs due to fewer headcount and lower overtime partially offset by a higher bonus accrual.

Adjusted EBITDA was $62.0 million in the first quarter of 2016 compared to Adjusted EBITDA minus Estimated Avoided Costs1 of $61.7 million a year earlier. The increase is due to operating expense savings partially offset by lower revenue.

Capital expenditures were $25.9 million in the first quarter of 2016 compared to $26.4 million a year earlier.

Unlevered Free Cash Flow of $34.7 million in the first quarter of 2016 increased $1.8 million compared to Unlevered Free Cash Flow minus Estimated Avoided Costs1 of $32.9 million a year earlier. The increase was due to lower cash contributions towards our pension plans, lower capital expenditures and higher Adjusted EBITDA.

Net income was $18.6 million in the first quarter of 2016 compared to a net loss of $45.2 million in the first quarter of 2015. The change was primarily due to a decrease in operating expenses partially offset by lower revenue, as described above, as well as additional income tax expense. Net income is positive in the first quarter of 2016 largely due to the non-cash GAAP treatment for the change in the liability of the OPEB plan due to the elimination of post-employment health benefits for active represented employees. The impact of this treatment will continue through 2016, but we do not expect that it will impact our cash income taxes or change our accumulated federal net operating loss carryforwards.
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1 Unlevered Free Cash Flow minus Estimated Avoided Costs, Adjusted EBITDA minus Estimated Avoided Costs, Adjusted Operating Expenses plus Estimated Avoided Costs, Unlevered Free Cash Flow, Adjusted EBITDA and Adjusted Operating Expenses are non-GAAP financial measures. Additional information regarding the calculation of these non-GAAP measures and a reconciliation to net income (loss) are contained under "Use of Non-GAAP Financial Measures" and in the attachments to this press release.

2 Additional information and definitions for regulatory funding revenue and strategic revenue categorization and its components are contained in the attachments to this press release.

2016 Guidance

For full year 2016, the Company expects to generate $105 million to $120 million of Unlevered Free Cash Flow. In addition, Adjusted EBITDA is expected to be $245 million to $255 million, annual capital expenditures are expected to be $115 million to $120 million and aggregate annual cash pension contributions and cash OPEB payments are expected to be approximately $20 million for 2016.

Quarterly Report

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2016, which will be filed with the SEC no later than May 10, 2016. The Company's results for the quarter ended March 31, 2016 are subject to the completion of such quarterly report.

Conference Call Information

As previously announced, FairPoint will hold a conference call and simultaneous webcast to discuss its first quarter 2016 results today at 8:30 a.m. (EDT).

A live broadcast of the earnings conference call will be available online at www.fairpoint.com/investors. An online replay will be available shortly thereafter.

As an alternative to the webcast, participants can also call (877) 527-1570 (US/Canada) or (615) 247-0090 (international) and enter passcode 96032352 when prompted. The title of the call is the First Quarter 2016 FairPoint Communications, Inc. Earnings Conference Call.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (855) 859-2056 (US/Canada) or (404) 537-3406 (international) and enter the passcode 96032352 when prompted. The recording will be available from Wednesday, May 4, 2016, at 12:30 p.m. (EDT) through Wednesday, May 11, 2016, at 11:59 p.m. (EDT).

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including but not limited to Adjusted EBITDA, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow and Unlevered Free Cash Flow minus Estimated Avoided Costs, Adjusted Operating Expenses, Adjusted Operating Expenses plus Estimated Avoided Costs and the adjustments to the most directly comparable GAAP measure used to determine the non-GAAP measures. Management believes Adjusted EBITDA provides a useful measure of covenant compliance, Unlevered Free Cash Flow may be useful to investors in assessing the Company's ability to generate cash and meet its debt service requirements and Adjusted Operating Expenses may be useful to investors in understanding period-to-period operating performance. The maintenance covenants contained in the Company's credit facility are based on Consolidated EBITDA, which is consistent with the calculation of Adjusted EBITDA included in the attachments to this press release.

For purposes of calculating Adjusted EBITDA (in accordance with the definition of Consolidated EBITDA in our credit agreement), costs, expenses and charges related to the renegotiation of labor contracts including, but not limited to, expenses for third-party vendors and losses related to disruption of operations (including any associated penalties under service level agreements and regulatory performance plans) are permitted to be excluded from the calculation. We believe this includes, among others, the costs paid to third-parties for the contingent workforce and service quality penalties due to the disruption of operations. On October 17, 2014, two of our labor unions in northern New England initiated a work stoppage and returned to work on February 25, 2015. As a result, significant union employee and vehicle and other related expenses related to northern New England were not incurred between October 17, 2014 and February 24, 2015 (the "work stoppage period"). Therefore, to assist in the evaluation of the Company's operating performance without the impact of the work stoppage, we estimated the union employee and vehicle and other related expenses using historical data for the work stoppage period by quarter that we believe would have been incurred absent the work stoppage ("Estimated Avoided Costs"). Estimated Avoided Costs is a pro forma estimate only. Actual costs absent the strike may have been different. In the first quarter of 2015, had our incumbent workforce been in place, actual labor costs during the work stoppage period may have been higher than the $27 million recorded as Estimated Avoided Costs due to significant winter storm activity that increased our service demands; however, those incremental storm-related costs would have been an allowed add back to Adjusted EBITDA under the credit agreement. Estimated employee expenses avoided during the work stoppage period include salaries and wages, bonus, overtime, capitalized labor, benefits, payroll taxes, travel expenses and other employee related costs based on a trailing 12-month average calculated per striking employee per day during the work stoppage period less any actual expense incurred. Estimated vehicle fuel and maintenance expense savings, which resulted from the contingent workforce utilizing their own vehicles, for the work stoppage period were estimated based on a trailing 12-month average of historical costs less actual expense incurred. "Adjusted EBITDA minus Estimated Avoided Costs", "Unlevered Free Cash Flow minus Estimated Avoided Costs" and "Adjusted Operating Expenses plus Estimated Avoided Costs" may be useful to investors in understanding our operating performance without the impact of the two unions' work stoppage.

The Company believes that the non-GAAP measures may be useful to investors in understanding period-to-period operating performance and in identifying historical and prospective trends that may not otherwise be apparent when relying solely on GAAP financial measures. In addition, the non-GAAP measures are useful for investors because they enable them to view performance in a manner similar to the method used by the Company’s management.

However, the non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. Furthermore, these non-GAAP measures have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income or loss, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow, Unlevered Free Cash Flow minus Estimated Avoided Costs, Adjusted Operating Expenses, Adjusted Operating Expenses plus Estimated Avoided Costs and related ratios should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. The Company compensates for these limitations by relying primarily on its GAAP results and using the non-GAAP measures only supplementally. A reconciliation of these measures to net income (loss) are contained in the attachments to this press release.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (Nasdaq: FRP) provides advanced data, voice and video technologies to single and multi-site businesses, public and private institutions, consumers, wireless companies and wholesale re-sellers in 17 states. Leveraging an owned, fiber-based Ethernet network — with more than 21,000 route miles of fiber, including approximately 17,000 route miles of fiber in northern New England — FairPoint has the network coverage, scalable bandwidth and transport capacity to support enhanced applications, including the next generation of mobile and cloud-based communications, such as small cell wireless backhaul technology, voice over IP, data center colocation services, managed services and disaster recovery. For more information, visit www.FairPoint.com.

Cautionary Note Regarding Forward-looking Statements

Some statements herein or discussed on our earnings conference call are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained herein that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates”, "should", "could", "may", "will" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including the Company's plans, objectives, expectations and intentions and other factors, including the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the factors discussed in our Quarterly Report on Form 10-Q for the period ended March 31, 2016. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date hereof. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in expectations or otherwise. However, your attention is directed to any further disclosures made on related subjects in the Company's subsequent reports filed with the SEC.

Certain information contained herein or discussed on our earnings conference call may constitute guidance as to projected financial results and the Company's future performance that represent management's estimates as of the date hereof. This guidance, which consists of forward-looking statements, is prepared by the Company's management and is qualified by, and subject to, certain assumptions. Guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither the Company's independent registered public accounting firm nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto. Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and are based upon specific assumptions with respect to future business decisions, some of which will change. Management generally states possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent actual results, which could fall outside of the suggested ranges. The principal reason that the Company releases this data is to provide a basis for management to discuss the Company's business outlook with analysts and investors. The Company does not accept any responsibility for any projections or reports published by any such outside analysts or investors. Guidance is necessarily speculative in nature and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, the Company's guidance is only an estimate of what management believes is realizable as of the date hereof. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

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FAIRPOINT COMMUNICATIONS, INC.
Supplemental Financial Information
(Unaudited)

	1Q16	4Q15	3Q15	2Q15	1Q15
Summary Income Statement (in thousands):
Revenue:
Voice services	$75,903	$77,401	$81,247	$81,470	$83,294
Access	61,933	62,065	64,304	65,713	64,535
Data and Internet services	44,560	44,876	46,018	44,455	43,271
Regulatory funding (1)	13,117	13,143	17,927	11,338	11,410
Other services	11,303	12,339	12,073	11,122	11,464
Total revenue	206,816	209,824	221,569	214,098	213,974
Operating expenses:
Operating expenses, excluding depreciation and amortization (2)	102,147	90,907	92,838	98,942	183,329
Depreciation and amortization	57,638	56,399	56,296	55,818	55,306
Reorganization expense (post-emergence)	—	5	6	20	7
Total operating expenses	159,785	147,311	149,140	154,780	238,642
Income/(loss) from operations	47,031	62,513	72,429	59,318	(24,668)
Other income/(expense):
Interest expense	(20,610)	(20,739)	(20,186)	(19,974)	(19,819)
Other income, net	158	60	153	97	175
Total other expense	(20,452)	(20,679)	(20,033)	(19,877)	(19,644)
Income/(loss) before income taxes	26,579	41,834	52,396	39,441	(44,312)
Income tax benefit/(expense)	(8,011)	476	658	824	(901)
Net income/(loss)	$18,568	$42,310	$53,054	$40,265	$(45,213)

Reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to Net Income/(Loss) (in thousands):
Net income/(loss)	$18,568	$42,310	$53,054	$40,265	$(45,213)
Income tax (benefit)/expense	8,011	(476)	(658)	(824)	901
Interest expense	20,610	20,739	20,186	19,974	19,819
Depreciation and amortization	57,638	56,399	56,296	55,818	55,306
Pension expense (3a)	2,036	2,297	(1,861)	3,088	5,111
OPEB expense (3a)	(55,264)	(55,710)	(55,707)	(55,548)	(12,008)
Compensated absences (3b)	6,287	(3,995)	(6,084)	(3,803)	12,237
Severance	1,459	2	(106)	3,760	358
Restructuring costs (3c)	—	6	5	20	7
Other non-cash items, net (3e)	2,694	2,243	1,441	1,780	2,733
Labor negotiation related expense (3f)	—	95	160	(850)	49,528
All other allowed adjustments, net (3f)	(88)	(20)	(35)	(16)	(99)
Adjusted EBITDA (3)	61,951	63,890	66,691	63,664	88,680
Estimated Avoided Costs (6)	—	—	—	—	(27,000)
Adjusted EBITDA minus Estimated Avoided Costs	$61,951	$63,890	$66,691	$63,664	$61,680
Adjusted EBITDA minus Estimated Avoided Costs Margin	30.0%	30.4%	30.1%	29.7%	28.8%

Adjusted EBITDA (3)	$61,951	$63,890	$66,691	$63,664	$88,680
Pension contributions	—	(5,828)	(3,958)	(3,182)	(1,200)
OPEB payments	(1,414)	(1,505)	(1,457)	(1,486)	(1,149)
Capital expenditures	(25,880)	(33,238)	(28,193)	(28,298)	(26,430)
Unlevered Free Cash Flow (4)	34,657	23,319	33,083	30,698	59,901
Estimated Avoided Costs (6)	—	—	—	—	(27,000)
Unlevered Free Cash Flow minus Estimated Avoided Costs	$34,657	$23,319	$33,083	$30,698	$32,901

	1Q16	4Q15	3Q15	2Q15	1Q15
Reconciliation of Adjusted EBITDA to Revenue (in thousands):
Total revenue	$206,816	$209,824	$221,569	$214,098	$213,974
Operating expenses, excluding depreciation and amortization (2)	$102,147	$90,907	$92,838	$98,942	$183,329
Pension expense (3a)	(2,036)	(2,297)	1,861	(3,088)	(5,111)
OPEB expense (3a)	55,264	55,710	55,707	55,548	12,008
Compensated absences (3b)	(6,287)	3,995	6,084	3,803	(12,237)
Severance	(1,459)	(2)	106	(3,760)	(358)
Other non-cash items, net (3e)	(2,764)	(2,284)	(1,558)	(1,861)	(2,809)
Labor negotiation related expense (3f)	—	(95)	(160)	850	(49,528)
Adjusted Operating Expenses (5)	$144,865	$145,934	$154,878	$150,434	$125,294
Adjusted Operating Expenses margin	70.0%	69.6%	69.9%	70.3%	58.6%
Adjusted EBITDA (3)	$61,951	$63,890	$66,691	$63,664	$88,680
Estimated Avoided Costs (6)	—	—	—	—	(27,000)
Adjusted EBITDA minus Estimated Avoided Costs	$61,951	$63,890	$66,691	$63,664	$61,680

Adjusted Operating Expenses (5)	$144,865	$145,934	$154,878	$150,434	$125,294
Estimated Avoided Costs (6)	—	—	—	—	27,000
Adjusted Operating Expenses plus Estimated Avoided Costs	$144,865	$145,934	$154,878	$150,434	$152,294

Strategic Revenue Categorization and Product Revenue Detail (in millions): (7)
Growth (8)
Broadband (8a)	$34.0	$33.9	$34.9	$33.7	$33.1
Ethernet (8b)	23.6	24.8	24.8	23.4	22.9
Hosted and Advanced Services (8c)	3.8	3.7	3.6	3.1	3.0
Subtotal Growth	61.4	62.4	63.3	60.2	59.0
Growth as a % of Total Revenue	29.7%	29.7%	28.6%	28.1%	27.6%

Convertible (9)
Non-Ethernet Special Access (9a)	18.2	17.9	19.6	21.3	21.1
Business Voice (9b)	30.5	31.0	31.2	32.2	33.3
Other convertible (9c)	5.4	5.5	6.0	6.0	6.4
Subtotal Convertible	54.1	54.4	56.8	59.5	60.8
Convertible as a % of Total Revenue	26.2%	25.9%	25.6%	27.8%	28.4%

Legacy (10)
Residential Voice (10a)	53.9	53.8	57.7	57.3	57.2
Switched Access and Other (10b)	17.7	18.1	17.6	19.0	20.0
Subtotal Legacy	71.6	71.9	75.3	76.3	77.2
Legacy as a % of Total Revenue	34.6%	34.3%	34.0%	35.6%	36.1%

Regulatory funding (1)	13.1	13.2	17.9	11.3	11.4
Regulatory funding as a % of Total Revenue	6.3%	6.3%	8.1%	5.3%	5.3%

Miscellaneous (11)	6.6	7.9	8.3	6.8	5.6
Miscellaneous as a % of Total Revenue	3.2%	3.8%	3.7%	3.2%	2.6%

Total Revenue	$206.8	$209.8	$221.6	$214.1	$214.0

	1Q16	4Q15	3Q15	2Q15	1Q15
Select Operating Metrics (12):

Broadband subscribers (13)	311,323	311,130	313,982	315,320	316,640
% change y-o-y	(1.7)%	(2.7)%	(4.2)%	(5.0)%	(4.0)%
% change q-o-q	0.1%	(0.9)%	(0.4)%	(0.4)%	(1.0)%

Ethernet Circuits	14,813	14,507	14,100	13,680	13,089
% change y-o-y	13.2%	15.0%	21.0%	27.7%	29.5%
% change q-o-q	2.1%	2.9%	3.1%	4.5%	3.8%

Residential voice lines	398,488	409,852	423,667	437,303	451,423
% change y-o-y	(11.7)%	(12.2)%	(12.4)%	(12.9)%	(12.4)%
% change q-o-q	(2.8)%	(3.3)%	(3.1)%	(3.1)%	(3.3)%

Employee Headcount	2,704	2,718	2,728	2,931	2,994
% change y-o-y	(9.7)%	(10.9)%	(11.7)%	(7.2)%	(5.4)%

(1) We receive certain federal and state government funding that we classify as regulatory funding including: CAF Phase II support effective January 1, 2015 to build and operate broadband services; CAF Phase II transition funding (scheduled to phase down over three-years); CAF Phase I frozen support (for Kansas and Colorado in 2015 and until a reverse auction is conducted); CAF funding under the CAF/ICC Order; and universal service fund support from certain states in which we operate.
(2) Excludes reorganization costs.
(3) For purposes of calculating Adjusted EBITDA (in accordance with the definition of Consolidated EBITDA in the Company's credit agreement), the Company adjusts net (loss) income for interest, income taxes, depreciation and amortization, in addition to:
a) the add-back of aggregate pension and other post-employment benefits (OPEB) expense,
b) the add-back (or subtraction) of the adjustment to the compensated absences accrual to eliminate the impact of changes in the accrual,
c) the add-back of costs related to the reorganization, including professional fees for advisors and consultants,
d) the add-back of costs and expenses, including those imposed by regulatory authorities, with respect to casualty events, acts of God or force majeure to the extent they are not reimbursed from proceeds of insurance,
e) the add-back of other non-cash items, including stock compensation expense, except to the extent they will require a cash payment in a future period, and
f) the add-back (or subtraction) of other items, including facility and office closures, labor negotiation expenses (including losses related to disruption of operations), non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses.
(4) Unlevered Free Cash Flow refers to Adjusted EBITDA minus capital expenditures, cash pension contributions and cash payments for OPEB.
(5) For purposes of calculating Adjusted Operating Expenses, the Company adjusts operating expenses, excluding depreciation and amortization for pension and OPEB expense see (3a), compensated absences see (3b), severance, storm expenses see (3d), other non-cash items, net see (3e), labor negotiation related expense see (3f), all other allowed adjustments, net see (3f) and settlement proceeds see (7).
(6) See "Use of Non-GAAP Financial Measures" above for information regarding the calculation. The first quarter of 2015 represents 39 business days of estimated avoided costs.
(7) Management believes the Strategic Revenue Categorization provides key metrics that will enhance investors' ability to evaluate our business and assist investors in their understanding of the changing composition of our revenue as well as period-to-period revenue trends as a result of product and service evolution within our industry.
(8) Growth revenue is comprised of products and services that are generally viewed as in-demand by telecommunications consumers over the medium- to long-term and are expected to increase over time.
a) Broadband revenue is comprised of both residential and business customers delivered through DSL, ADSL, VDSL or other similar services.
b) Ethernet revenue includes Ethernet over copper ("EOC") or Ethernet over fiber ("EOF") services delivered to end-users or to wholesalers, who then sell to their end-users.
c) Hosted and Advanced Services includes VoIP and other digital voice services including unified messaging and other IP features as well as revenue generated from our various advanced services including the next-generation emergency 9-1-1 contracts in several of our service territories as well as data center and managed services.
(9) Convertible revenues are revenues that could move from TDM-based technologies to Ethernet or other advanced services.
a) Non-Ethernet Special Access includes high-capacity circuits. The revenues are primarily comprised of business revenue from T1's, DS3's and SONET products.
b) Business Voice is traditional voice, long distance, ISDN and Centrex services for a business customer.
c) Other convertible revenue primarily includes Unbundled Network Element ("UNE"), Asynchronous Transfer Mode ("ATM"), Frame Relay, ISDN, Analog Private Line and Internet services such as dial-up.
(10) Legacy revenues are TDM-based voice related consumer revenue largely related to residential customers.
a) Residential Voice is comprised of TDM voice services to residential customers.
b) Switched Access and Other primarily includes Switched Transport, Local Switching, NECA pooling elements and colocation of miscellaneous equipment.
(11) Miscellaneous is comprised of special purpose projects, late payment fees from our customers and pole rental revenues among other various service revenues.
(12) We believe access lines as a measure of the business are increasingly less meaningful measures of trend and are being replaced by revenue generating broadband subscribers and Ethernet circuits. Following a peer review, we excluded non-revenue generating Company official lines from broadband subscribers, Ethernet circuits and residential voice access lines beginning in the third quarter of 2015. In aggregate, access line equivalents for the second quarter of 2015 and prior periods would have been reduced by approximately 40,000 lines as a result of this change. In addition, as we evaluated the historic presentation of business and wholesale access lines, management determined that the evolution of technology made these metrics less informative than in the past and therefore such presentation has been discontinued. Finally, we have combined wholesale and retail Ethernet circuits as management believes these products are similar.
(13) Broadband subscribers include DSL, fiber-to-the-premise, cable modem and fixed wireless broadband, but exclude Ethernet and other high-capacity circuits.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
March 31, 2016 and December 31, 2015
(in thousands, except share data)

	March 31, 2016	December 31, 2015
	(unaudited)
Assets:
Cash	$23,064	$26,560
Accounts receivable, net	63,384	60,136
Prepaid expenses	25,910	24,410
Other current assets	3,607	5,030
Total current assets	115,965	116,136
Property, plant and equipment, net	1,090,246	1,118,781
Intangible assets, net	81,129	83,879
Restricted cash	651	651
Other assets	3,005	3,079
Total assets	$1,290,996	$1,322,526

Liabilities and Stockholders' Deficit:
Current portion of long-term debt	$6,400	$6,400
Current portion of capital lease obligations	1,031	918
Accounts payable	28,229	28,157
Claims payable and estimated claims accrual	—	216
Accrued interest payable	3,420	9,983
Accrued payroll and related expenses	24,914	24,753
Other accrued liabilities	53,160	49,802
Total current liabilities	117,154	120,229
Capital lease obligations	1,239	1,223
Accrued pension obligations	152,142	150,562
Accrued post-employment benefit obligations	93,677	94,042
Deferred income taxes, net	23,614	35,075
Other long-term liabilities	20,520	22,739
Long-term debt, net of current portion	899,666	900,145
Total long-term liabilities	1,190,858	1,203,786
Total liabilities	1,308,012	1,324,015
Stockholders' deficit:
Common stock, $0.01 par value, 37,500,000 shares authorized, 27,065,799 and 26,921,066 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	271	269
Additional paid-in capital	524,121	521,842
Retained deficit	(689,024)	(707,592)
Accumulated other comprehensive income	147,616	183,992
Total stockholders' deficit	(17,016)	(1,489)
Total liabilities and stockholders' deficit	$1,290,996	$1,322,526

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three Months Ended March 31, 2016 and 2015
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
Revenues	$206,816	$213,974
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	105,039	134,381
Other post-employment benefit and pension expense	(53,228)	(6,898)
Selling, general and administrative expense	50,336	55,846
Depreciation and amortization	57,638	55,306
Reorganization related expense	—	7
Total operating expenses	159,785	238,642
Income/(loss) from operations	47,031	(24,668)
Other income/(expense):
Interest expense	(20,610)	(19,819)
Other, net	158	175
Total other expense	(20,452)	(19,644)
Income/(loss) before income taxes	26,579	(44,312)
Income tax expense	(8,011)	(901)
Net income/(loss)	$18,568	$(45,213)

Weighted average shares outstanding:
Basic	26,812	26,588
Diluted	27,119	26,588

Income/(loss) per share, basic	$0.69	$(1.70)

Income/(loss) per share, diluted	$0.68	$(1.70)

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Three Months Ended March 31, 2016 and 2015
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income/(loss)	$18,568	$(45,213)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Deferred income taxes	7,908	577
Provision for uncollectible revenue	(1,406)	2,359
Depreciation and amortization	57,638	55,306
Other post-employment benefits	(56,678)	(13,157)
Qualified pension	2,036	3,911
Stock-based compensation	2,666	2,857
Other non-cash items	1,102	1,024
Changes in assets and liabilities arising from operations:
Accounts receivable	(1,841)	(923)
Prepaid and other assets	(79)	4,557
Accounts payable and accrued liabilities	2,961	(1,948)
Accrued interest payable	(6,563)	(6,563)
Other assets and liabilities, net	(2,281)	(1,996)
Total adjustments	5,463	46,004
Net cash provided by operating activities	24,031	791
Cash flows from investing activities:
Net capital additions	(25,880)	(26,430)
Distributions from investments and proceeds from the sale of property and equipment	175	195
Net cash used in investing activities	(25,705)	(26,235)
Cash flows from financing activities:
Repayments of long-term debt	(1,600)	(1,600)
Proceeds from exercise of stock options	2	4
Repayment of capital lease obligations	(224)	(231)
Net cash used in financing activities	(1,822)	(1,827)
Net change	(3,496)	(27,271)
Cash, beginning of period	26,560	37,587
Cash, end of period	$23,064	$10,316